6972
PROD 88
(1994-7/01)	PAID UP OIL AND GAS LEASE

THIS LEASE AGREEMENT is made as of the 28th day of May, 2004, between Texas Lime Company, 15865 FM 1434, Cleburne, Texas 76033, as Lessor, and EOG Resources, Inc., P. O. Box 2267, Midland, Texas 79702, as Lessee. All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions (including the completion of blank spaces) were prepared jointly by Lessor and Lessee.

1. Description. In consideration of a cash bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, hereinafter called leased premises:

See Exhibit A , attached hereto, for detailed description.

See Exhibit B, attached hereto, for additional provisions.

In the County of Johnson , State of Texas , containing 3453.624 gross acres, more or less for the purpose of exploring for, developing, producing and marketing oil and gas, along with all hydrocarbon and nonhydrocarbon substances produced in association therewith. The term “gas” as used herein includes helium, carbon dioxide, gaseous sulfur compounds, coalbed methane and other commercial gases, as well as normal hydrocarbon gases. For the purpose of determining the amount of any payments based on acreage hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.

2. Term of Lease. This lease, which is a “paid-up” lease requiring no rentals, shall be in force for a primary term of eighteen (18) months from the date hereof, and for as long thereafter as oil or gas or other substances covered hereby are produced in paying quantities from the leased premises or from lands pooled therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof.

3. Royalty Payment. Royalties on oil, gas and other substances produced and saved hereunder shall be paid by Lessee to Lessor as follows: (a) For oil and other liquid hydrocarbons separated at Lessee’s separator facilities, the royalty shall be one-fifth ( 1/5th ) of such production, to be delivered at Lessee’s option to Lessor at the wellhead or to Lessor’s credit at the oil purchaser’s transportation facilities, provided that Lessee shall have the continuing right to sell such production to itself or an affiliate at the wellhead market price then prevailing in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) for production of similar grade and gravity; (b) for gas (including casinghead gas) and all other substances covered hereby, Lessee shall have the continuing right to sell such production to itself or an affiliate; and (c) in calculating royalties on production hereunder, Lessee may only deduct Lessor’s proportionate part of any ad valorem, production and excise taxes.

4. Shut-in Payment. All shut-in royalty payments under this lease shall be paid or tendered directly to Lessor at the above address, or its successors, regardless of changes in the ownership of said land. All payments or tenders may be made in currency, or by check or by draft and such payments or tenders to Lessor by deposit in the U.S. Mails in a stamped envelope addressed to the Lessor at the last address known to Lessee shall constitute proper payment.

5. Operations. If Lessee drills a well which is incapable of producing in paying quantities (hereinafter called “dry hole”) on the leased premises (or Producing Unit, if appropriate) or lands pooled therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of Paragraph 6 or the action of any governmental authority, then in the event this lease is not otherwise being maintained in force it shall nevertheless remain in force if Lessee commences operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises (or Producing Unit, if appropriate) or lands pooled therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production. If at the end of the primary term, or at any time thereafter, this lease is not otherwise being maintained in force but Lessee is then engaged in drilling, reworking or any other operations reasonably calculated to obtain or restore production therefrom, this lease shall remain in force so long as any one or more of such operations are prosecuted with no interruption of more than 90 consecutive days, and if any such operations result in the production of oil or gas or other substances covered hereby, as long thereafter as there is production in paying quantities from the leased premises or lands pooled therewith. After completion of a well capable of producing in paying quantities hereunder, Lessee shall drill such additional wells on the leased premises (or Producing Unit, if appropriate) or lands pooled therewith as a reasonably prudent operator would drill under the same or similar circumstances to (a) develop the leased premises (or Producing Unit, if appropriate) as to reservoirs then capable of producing in paying quantities on the leased premises (or Producing Unit, if appropriate) or land pooled therewith, or (b) protect the leased premises (or Producing Unit, if appropriate) from uncompensated drainage by any well or wells located on other lands not pooled therewith.

6. Pooling. Lessee shall have the right but not the obligation to pool all or any part of the leased premises or interest therein with any other lands or interests, as to any or all depths or zones, and as to any or all substances covered by this lease, either before or after the commencement of drilling or production, whenever Lessee deems it necessary or proper to do so in order to prudently develop or operate the leased premises, whether or not similar pooling authority exists with respect to such other lands or interests. The creation of a unit by such pooling shall be based on the following criteria (hereinafter called “pooling criteria”): A unit for an oil well (other than a horizontal completion) shall not exceed 40 acres plus a maximum acreage tolerance of 10%, provided that a larger unit may be formed for an oil well or gas well or horizontal completion to conform to any well spacing or density pattern that may be prescribed or permitted by any governmental authority having jurisdiction to do so. For the purpose of the forgoing, the terms “oil well” and “gas well” shall have the meanings prescribed by applicable law or the appropriate governmental authority, or, if no definition is so prescribed, “oil well” means a well with an initial gas-oil ratio of less than 100,000 cubic feet per barrel and “gas well” means a well with an initial gas-oil ratio of 100,000 cubic feet or more per barrel, based on a 24-hour production test conducted under normal producing conditions using standard lease separator facilities or equivalent testing equipment; and the term “horizontal completion” means an oil or gas well in which the horizontal component of the gross completion interval in the reservoir exceeds the vertical component thereof. In exercising its pooling rights hereunder, Lessee shall file of record a written declaration describing the unit and stating the effective date of pooling.

In the event a unit is formed hereunder before the unit well is drilled and completed, so that the applicable pooling criteria are not yet known, the unit shall be based on the pooling criteria Lessee expects in good faith to apply upon completion of the well; provided that within a reasonable time after completion of the well, the unit shall be revised if necessary to conform to the pooling criteria that actually exist. Pooling in one or more instances shall not exhaust Lessee’s pooling rights hereunder, and Lessee shall have the recurring right but not the obligation to revise any unit formed hereunder by expansion or contraction or both, either before or after commencement of production, in order to conform to the well spacing or density pattern prescribed or permitted by the governmental authority having jurisdiction, or to conform to any productive acreage determination made by such governmental authority. To revise a unit hereunder, Lessee shall file of record a written declaration describing the revised unit and stating the effective date of revision. To the extent any portion of the leased premises is included in or excluded from the unit by virtue of such revision, the proportion of unit production on which royalties are payable hereunder shall thereafter be adjusted accordingly. In the absence of production in paying quantities from a unit, or upon permanent cessation thereof, Lessee may terminate the unit by filing of record a written declaration describing the unit and stating the date of termination. Pooling hereunder shall not constitute a cross-conveyance of interests.

7. Payment Reductions. If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties and shut-in royalties payable hereunder for any well on any part of the leased premises or lands pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises. To the extent any royalty or other payment attributable to the mineral estate covered by this lease is payable to someone other than Lessor, such royalty or other payment shall be deducted from the corresponding amount otherwise payable to Lessor hereunder.

8. Ownership Changes. The interest of either Lessor or Lessee hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees. executors, administrators, successors and assigns. No change in Lessor’s ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until 60 days after Lessee has been furnished the original or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee’s division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent’s estate at the address designated above. If at any time two or more persons are entitled to shut-in royalties hereunder. Lessee may pay or tender such shut-in royalties to such persons, either jointly, or separately in proportion to the interest which each owns. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

9. Release of Lease. Lessee may, at any time and from time to time, deliver to Lessor or file of record a written release of this lease as to a full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released. If Lessee releases less than all of the interest or area covered hereby, Lessee’s obligation to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.

10. Ancillary Rights. In exploring for developing, producing and marketing oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right of ingress and egress along with the right to conduct such operations on the leased premises as may be reasonably necessary for such purposes, including but not limited to geophysical operations, the drilling of wells, and the construction and use of roads, canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport production. Lessee may use in such operations, free of cost, any oil, gas, or water on the leased premises, except water from Lessor’s wells or ponds. When requested by Lessor in writing, Lessee shall bury its pipelines below ordinary plow depth on cultivated lands. No well shall be located less than 200 feet from any house or barn now on the leased premises or other lands of Lessor used by Lessee hereunder, without Lessor’s consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon. Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.

11. Regulation and Delay. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction, including restrictions on the drilling and production of wells, and regulation of the price or transportation of oil, gas and other substances covered hereby. When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably within Lessee’s control, this lease shall not terminate because of such prevention or delay, and, at Lessee’s option, the period of such prevention or delay shall be added to the term hereof. Lessee shall not be liable for breach of any provisions or implied covenants of this lease when drilling, production or other operations are so prevented or delayed.

12. Breach or Default. No litigation shall be initiated by Lessor for damages, forfeiture or cancellation with respect to any breach or default by Lessee hereunder, for a period of at least 90 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default within such period. In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or cancelled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

13. Warranty of Title. Lessor agrees that Lessee at Lessee’s option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises. If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made, and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder. In the event Lessee is made aware of any claim inconsistent with Lessor’s title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

LESSOR (WHETHER ONE OR MORE)	TAX ID

TEXAS LIME COMPANY

Timothy W. Byrne, President,

ACKNOWLEDGEMENTS

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on this day of May, 2004, by Timothy W. Byrne, as President of Texas Lime Company.

My Commission Expires:
Notary Public

EXHIBIT “A”

Attached to that certain Oil and Gas Lease dated May 28, 2004 by and between Texas Lime Company, as Lessor, and EOG Resources, Inc., as Lessee

DESCRIPTION OF THE LEASED PREMISES

TRACT 1. 1.574 acres of land, more or less, out of the J.W. O’Neal Survey, A-667, Johnson County, Texas, and being the same land described in a Deed dated April 8, 1978 from Leonard B. Lewis, et ux to Texas Lime Company and recorded in Volume 755 at Page 358 of the Deed Records of Johnson County, Texas.

TRACT 2. 100.195 acres of land, more or less, out of the J.M. Bright Survey, A-41, John O’Neal Survey, A-667, Edward Spears Survey, A-795, and John Cameron Survey, A-952, Johnson County, Texas, and being the same land described in a Deed dated April 8, 1971 from A.D. Holland, et ux to Texas Lime Company and recorded in Volume 549 at Page 742 of the Deed Records of Johnson County, Texas.

TRACT 3. 129.38 acres of land, more or less, out of the E. Spear Survey, A-795, John M. Bright Survey, A-41, J.J. Allen Survey, A-1224, and John O’Neal Survey, A-667, Johnson County, Texas, and being the same land described in a Deed dated June 24, 1997 from Hidden Springs Ranch and Land Company to Texas Lime Company and recorded in Volume 2093 at Page 324 of the Deed Records of Johnson County, Texas.

TRACT 4. 255.8 acres of land, more or less, out of the Nathaniel Dabney Survey, A-211, Levi fowler survey, A-286, and H.H. Wilbanks Survey, A-905, Johnson County, Texas, and being the same land described in a Deed dated December 3, 1976 from Lola Irene Aguilar and Anthony E. Aguilar, Jr. to Texas Lime Company and recorded in Volume 707 at Page 912 of the Deed Records of Johnson County, Texas.

TRACT 5. 371.485 acres of land, more or less, out of the J.W. O’Neal Survey, A-667, Edward Spear Survey, A-795, J.J. Allen Survey, A-1224, S.T. Moore Survey, A-611, and the S.P.R.R. Co. Survey, A-815, Johnson County, Texas, and being the same land described in a Deed dated June 25, 1990 from Carl E. Chafin, et ux to Texas Lime Company and recorded in Volume 1495 at Page 262 of the Deed Records of Johnson County, Texas.

TRACT 6. 458.6 acres of land, more or less, out of the Mrs. F.B. Purtell Survey, A-1141, W.E. Rogers Survey, A-1142 and John Cameron Survey, A-952, Johnson County, Texas, and being the same land described in a Warranty Deed dated September 10, 1956 from A.D. Holland et ux, to Texas Lime Company and recorded in Volume 411 at Page 70 of the Deed Records of Johnson County, Texas.

TRACT 7. 482 acres of land, more or less, out of the W.W. Atchison Survey, A-1048, the Decatur Daniels Survey, A-200, and the W.A. Mynatt Survey, A-639 Johnson County, Texas, and being the same land described in a Deed dated January 28, 1999 from Lola Irene Aguilar and Anthony E. Aguilar, Jr. to Texas Lime Company and recorded in Volume 2289 at Page 130 of the Deed Records of Johnson County, Texas.

TRACT 8. 560 acres of land, more or less, out of the Decatur Daniels Survey, A-200, and E.G. Lynch Survey, A-1165, Johnson County, Texas, and being the same land described in a Mineral Deed dated January 1, 1966 from Tres Company to Texas Lime Company and recorded in Volume 493 at Page 517 of the Deed Records of Johnson County, Texas.

TRACT 9. 94.59 acres of land, more or less, out of the Santos Coy Survey, A-126, Johnson County, Texas, and being the same land described as the “First Tract” in a Warranty Deed dated December 3, 1976 from R.E. Roberts, et ux to Texas Lime Company and recorded in Volume 707 at Page 908 of the Deed records of Johnson County, Texas, LESS AND EXCEPT that land described in a Deed dated February 25, 1990 from Texas Lime Company to Curtis D. Rives, et ux and recorded in Volume 1489 at Page 188 of the Deed Records of Johnson County, Texas..

TRACT 10. 1000.00 acres, more or less, out of the B. Caine Survey A-147, J. Cameron A-952, N. Dabney A-218, A. J. Farris A-1217, Levi Fowler A-286, J. D. Houchin A-430, W. F. Lafon A-530, E. G. Lynch A-1165, C. U. Phillips A-1170, W. E. Rogers A-1142, J. M. Rush A-947, A. C. Sullivan A-1192, or T. J. Lynch A-1186, A. G. Wilbanks A-1095, A. M. Wilbanks A-1093 and being the same land described in a Warranty Deed dated December 8, 1972, by and between Clyde McClung et ux to Texas Lime Company and recorded in Volume 593, Page 748 of the Deed Records of Johnson County, Texas.

EXHIBIT “B”

Attached to that certain Oil and Gas Lease dated May 28, 2004 by and between Texas Lime Company, as Lessor, and EOG Resources, Inc., as Lessee

THE FOLLOWING PROVISIONS SHALL SUPPLEMENT THE PRINTED PROVISIONS OF THE LEASE; AND, IN THE EVENT OF ANY CONFLICT BETWEEN THE FOLLOWING SUPPLEMENTAL PROVISIONS, AND THE PROVISIONS OF THE PRINTED LEASE, THESE SUPPLEMENTAL PROVISIONS SHALL PREVAIL AND CONTROL.

A.	GAS ROYALTY.

1.	As to all gas sold by Lessee to an unaffiliated entity, the royalties payable to Lessor for gas, including casinghead gas or other gaseous substances produced and saved from the leased premises and sold on or off the leased premises, shall be one-fifth (1/5th) of the proceeds realized by Lessee from the sale thereof. Upon request, Lessee shall make available for Lessor’s review a copy of any gas contract entered into between Lessee and such unaffiliated entity for gas sold from the leased premises, and Lessor shall not disclose the terms of such contract to any party (except its agents, accountants, or attorneys for review and analysis thereof for the sole benefit of Lessor) without the prior written consent of Lessee.

2.	Where the Lessee or an entity affiliated with Lessee is the purchaser of the gas, including casinghead gas or other gaseous substances produced and saved from the leased premises and sold on or off the leased premises, the royalties payable to Lessor shall be one-fifth (1/5th) of the greater of (i) the highest price obtainable (described below) or (ii) the net proceeds received by Lessee from such affiliated entity. Such highest price obtainable may not be less than any relevant market value index prices for the month of production as set forth in Published Indices. For purposes of this lease, “Published Indices” must be industry recognized published price references, unaffiliated with Lessee, which reflect the market value for natural gas produced in Johnson County, Texas. Examples of such publications include Natural Gas Week, Inside F.E.R.C.’s Gas Market Report and Natural Gas Intelligence Gas Price Index and other current or future publication satisfying the Published Indices criteria. However, if a Published Indices is not available, the highest price obtainable may not be less than the proceeds received by any affiliate of Lessee for the sale of such production (or products therefrom) without any deductions for the costs further described in Section (A)(3) below.

3.	Lessor’s royalty interest shall be free of costs and expenses, directly or indirectly, for exploration, drilling, development, treating, processing, delivery, and production, including gathering dehydration, storage, separation by mechanical means and product stabilization, and free of all marketing costs, including without limitation any costs incurred by Lessee to negotiate and enter into sales contracts for any production or any commissions related thereto (“Marketing Costs”) and depreciation of any plant or other facilities or equipment for processing or treating said oil or gas produced from the leased premises. It is intended that the terms of this section or paragraph of this Lease be controlling and is intended among other things to avoid the court’s holding on the language addressed in Heritage Resources, Inc. vs. NationsBank, cited at 939 S.W.2d 118 (Tex. 1996), and not merely surplusage.

B.	TAKING PRODUCTION IN-KIND OR OTHERWISE.

1.	Lessor may take its royalty gas, or any portion thereof as designated by Lessor, in kind upon giving Lessee 30 day written notice of its intention to do so.

2.	In the event Lessor elects to take its royalty gas in-kind, Lessee shall deliver said gas to the Lessor, in pipeline quality, free of costs and expenses for exploration, drilling, development, treating, processing, delivery, Marketing Costs, and production including, gathering, dehydration, storage, separation by mechanical means and product stabilization incurred prior to connection into Lessor’s pipeline after the Lone Star metering station. The gas production taken in-kind by Lessor shall be connected at the appropriate pressure and shall be metered by Lessee at the Lone Star metering station.

3.	If Lessor desires more gas than its royalty share to be used solely for Lessor’s operations on the property described on Exhibit A, Lessor and Lessee agree that Lessor may also purchase additional gas upon giving Lessee 30-days written notice of its intention to do so. The purchase price shall be the weighted average price for such month received in Section A(1) above or if no unaffiliated sales are made, the weighted average comparable sales price for such month in Johnson County. The gas production taken by

EXHIBIT “B”

(Continued)

Lessor hereby shall be connected at the appropriate pressure and shall be metered by Lessee at the Lone Star metering station.

C.	OIL AND GAS ONLY.

Notwithstanding anything herein to the contrary, this Lease covers only oil and gas, including other liquid and gaseous hydrocarbons, as well as such other minerals or substances as may be produced incidental to and as a part of or mixed with oil, gas and other liquid or gaseous hydrocarbons, but this lease does not cover gravel, uranium, fissionable materials, coal, limestone, lignite or any hard minerals or substances of any type which shall be produced from the leased premises separate and apart from, or independently of, oil, gas or other liquid and gaseous hydrocarbons.

D.	[Intentionally omitted]

E.	CONTINUOUS DEVELOPMENT AND RETAINED ACREAGE.

Notwithstanding anything herein to the contrary, at the expiration of the primary term hereof, this Lease shall remain in effect as to all of the leased premises for so long as Lessee is then engaged to continuously develop the leased premises allowing no more than 90 days to elapse from the date the drilling rig is released from one well until the commencement of actual operations for the drilling of another well on the leased premises (“Continuous Development Period”). Upon the expiration of the primary term (if Lessee elects not to continuously develop) or the Continuous Development Period, this Lease shall terminate as to all lands (i) not then included within a Producing Unit and (ii) for each Producing Unit, all depths at and below the base of the producing formation in any well drilled in each Producing Unit. Producing Unit is defined as follows:

1.	Land herein leased, or lands upon which the leased premises or a portion thereof is pooled or unitized, but only in spacing units which do not exceed:

a.	for Horizontal Wells, 160 acres plus a 10% tolerance (for purposes hereof, a “Horizontal Well” shall be defined as an oil or gas well in which the Horizontal Displacement of the gross completion Interval exceeds a minimum of 50 feet in length. “Horizontal Drainhole Displacement” shall be the distance from the penetration point of the correlative interval to the terminus of the wellbore); and

b.	for all wells other than Horizontal Wells, 40 acres plus 10% tolerance for an oil or gas well.

Such acreage shall be as nearly a rectangle for Horizontal Wells and a square for all other wells as is practical with the configuration of the outer boundaries of the leased premises. Such rectangle and square shall have all sides an equal distance on all sides from the horizontal leg of the Horizontal Well and the well bore for all other wells.

2.	Upon Lessor’s request after the expiration of the primary term (if Lessee elects not to continuously develop) or the Continuous Development Period, Lessee shall execute and record a partial release containing a satisfactory legal description of the acreage not retained hereunder.

From and after the end of the primary term (if Lessee elects not to continuously develop) or the Continuous Development Period, it shall be considered that each Producing Unit retained hereunder is subject to a separate lease, on the terms and provisions contained in this lease, so that production, operations and/or payments on one Producing Unit will not maintain this lease in force as to any other Producing Unit. Notwithstanding anything herein to the contrary, Lessee shall have the continuing duty to develop and explore the leased premises and Producing Units as would a prudent operator.

F.	SHUT-IN LIMITATION.

If at the end of the primary term (if Lessee elects not to continuously develop) or the Continuous Development Period, or any time thereafter one or more wells on the leased premises (or Producing Unit, if applicable) or lands pooled therewith are capable of producing oil or gas or other substances covered hereby in paying quantities, but

EXHIBIT “B”

(Continued)

(a) such well or wells are either shut in or production therefrom is not being sold by Lessee, and

(b) if other wells within 1 mile from the boundary of the leased premises described on Exhibit A are also shut in or with no production sales (if there are other wells in such section),

then such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease. If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not being sold by Lessee, then Lessee shall pay an aggregate shut-in royalty of two dollars ($2.00) per acre then covered by this lease, such payment to be made to Lessor, on or before the end of said 90-day period to cover that individual shut-in period up to a one-year period as limited by the terms of this section; provided that if this lease is otherwise being maintained by operations, or if production is being sold by Lessee from another well or wells on the leased premises (or Producing Unit, if appropriate) or lands pooled therewith, no shut-in royalty shall be due until the end of the 90-day period next following cessation of such operations or production. This lease may not be maintained in force and effect solely under this provision (for shut-in wells and production not being sold) (i) for a period in excess of one (1) consecutive year at a time, and (ii) no more than three hundred and sixty-five (365) days over any five (5) year period. Unless the lease is maintained by some other provision of this lease upon expiration of such one (1) year period, or in excess of such three hundred and sixty-five (365) days above, this lease shall terminate. Lessee’s failure to properly pay shut-in royalty shall terminate this lease.

G.	POOLING.

A unit for a gas well shall not exceed 40 acres plus a maximum acreage tolerance of 10% or a horizontal completion shall not exceed 160 acres plus a maximum acreage tolerance of 10% subject to the allowable exception for larger units set forth in Paragraph 6 of the lease. Production, drilling or reworking operations anywhere on a unit which includes all or any part of the leased premises shall be treated as if it were production, drilling or reworking operations on the leased premises (or Producing Unit, if appropriate) included in such unit, except that the production on which Lessor’s royalty is calculated shall be that proportion of the total unit production which the net acreage (productive or surface, as consistent with any agreement or regulations) covered by this lease and included in the unit bears to the total gross acreage (productive or surface, as consistent with any agreement or regulations) in the unit, but only to the extent such proportion of unit production is sold by Lessee.

H.	ENVIRONMENTAL ISSUES.

Lessee shall use a high degree of care and all reasonable safeguards to prevent contamination or pollution of any environmental medium, including soil, surface waters, storm water, groundwater, sediments, and surface or subsurface strata, ambient air or any other environmental medium in, on, or under, or about the leased premises, by any waste, pollutant, or contaminant including, without limitation, sediment in storm water and materials tracked onto public roadways. Lessee shall not bring or permit to remain on the premises any explosives, toxic materials, or substances regulated as hazardous wastes, hazardous materials, hazardous substances, or toxic substances under any federal, state, or local law or regulation (“Hazardous Materials”), except products commonly used in connection with oil and gas exploration and development operations and stored in the usual manner and quantities. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction including, without limitation, regulation of discharges of pollutants or contaminants to air, land, and water, including the discharge of storm water from Lessee’s land disturbance activities and operations hereunder. Lessee shall clean up, remove, remedy and repair any soil or ground water contamination and damage caused by the presence or release of any Hazardous Materials in, on, under, or about the leased premises related to Lessee’s operations on the leased premises. The obligations of Lessee hereunder shall survive the expiration or earlier termination, for any reason, of this Lease.

EXHIBIT “B”

(Continued)

I.	SURFACE AND MINERAL OPERATIONS.

Lessee agrees to conduct its operations hereunder in such a manner as to least interfere with Lessor’s present and future mining operations or any future use of the property by Lessor. The exact location of each drill site, access road, pipeline, pits, tank battery, electric line and poles, any other equipment or property and alterations to the leased premises must receive the prior written consent of Lessor.

1.	Locations of Drillsites

a.	Lessee recognizes that the leased premises are mined by Lessor to extract the Edwards Limestone formation and the surface availability will be restricted by future activities of Lessor. Lessee hereby agrees, by execution of this lease, that Lessor has the dominant estate over the estate granted Lessee in this lease. Any development activities or other activities conducted pursuant to this lease, unless expressly allowed by this lease, will be subordinate to the dominant estate of Lessor.

b.	Lessee shall confine its drilling and production operations to areas where Edwards Limestone formation has been mined out or areas which Edwards Limestone formation is not present. Drilling locations will not be within 200 feet of an active quarry face.

c.	The prior written consent of Lessor is required for the drilling path of any well directionally drilled except such consent is not required for any extension of horizontal drilling from the bottom hole location in horizontal wells drilled consistent with now current industry practice.

2.	Roads

a.	With respect to each road used for activities under this Lease, Lessee shall, at its sole cost and expense, construct and maintain an all weather road (which road shall have as its base crushed limestone or asphalt and shall be constructed so that rainwater drains off the surface of the road and does not collect or puddle on said road). The location of any road must be approved by Lessor, such approval shall not be unreasonably withheld. Lessor may require that culverts meeting Lessor’s specifications be installed at all crossings of low places. Additionally, Lessor may require that ditches, canals, and/or other methods concerning drainage meeting Lessor’s specifications be constructed on the leased premises in order to properly protect and maintain drainage of the leased premises. As required by Lessor, Lessee is to place adequate drain tile where all roadway crossings used by Lessee in its operations impede the drainage of the leased premises and the adequacy of such drain tile installations is to be determined by Lessor or its duly authorized representative, and all such drain tile shall remain in place as the property of Lessor at the termination of this Lease, unless otherwise directed by Lessor.

b.	All presently existing roads which are used by Lessee in connection with its operations shall be maintained by Lessee during its use thereof, and at the conclusion of Lessee’s operations, these said roads shall be left by Lessee in a useful condition, equal or superior to their condition at the present time. Lessee shall promptly repair all damages to said roads which are caused by Lessee’s operations.

3.	Surface Equipment and Fixtures

a.	Lessee will not erect any permanent above ground buildings such as plants, stations or houses without obtaining prior written permission from Lessor.

b.	Tank batteries, compressors, separators, dehydrators and other equipment shall be located only on drill sites. Lessee shall not place such compressors, separators, dehydrators, or other equipment on the leased premises without the express written consent of Lessor in its sole discretion. In the event Lessor permits the use of such items on the leased premises, such items shall be located at a location approved by Lessor. Lessor may refuse to approve said location because of the proximity of such compressors or pumping units to the edge of the leased premises or the potential exists to disturb neighboring landowners. Lessee, as owner and operator of the exploration and production activities on the premises contemplated by this lease, shall be solely responsible for obtaining all required authorizations for such items. Lessee shall provide Lessor the opportunity to review the related applications or registrations prior to submitting them to any regulatory agency, and shall provide Lessor a copy of all authorizations issued therefor.

EXHIBIT “B”

(Continued)

c.	All equipment, fixtures, appliances and facilities used by or for Lessee in the drilling of and/or production from wells or in connection with any other activities permitted under the provisions hereof shall be removed as soon as practicable after the completion or abandonment of the particular well, and the area upon which said equipment, appliances and fixtures were located or were erected shall be left in as nearly as practicable the same condition as said area was in prior to the erection of said rig and equipment, and the leased premises shall, in any case, be restored as near as reasonably practicable. so as to be fully useful for residential, commercial, industrial, agricultural and grazing purposes to at least the extent that such lands and the surface thereof could have been used for such purposes without added cost to Lessor as of the date of this Lease.

4.	Pits & Produced Water

a.	Upon the digging of any pits and where feasible and practical, top soil shall remain separate from the subsoil. Upon the covering of any pits, subsoil shall be used first and then the separated topsoil shall be spread evenly on top of the subsoil. Upon completion of drilling operations on each location, all mud, drilling fluids, chemicals, liquid waste and other liquids shall be removed from the leased premises by vacuum truck or other means. Lessee, shall fill and level all pits and/or excavations made by it or them in connection with operations hereunder after termination of use thereof.

b.	Also, it is expressly agreed and provided that if any salt water or other deleterious substances shall come from or in any manner be extracted or produced from any well as the result of any drilling operations hereunder, Lessee, shall not permit same to flow on and over Lessor’s land, but shall confine same in lined and water-tight pits or excavations adjacent to the drilling site.

c.	Lessee shall not allow any water produced or used in the operations of this lease to drain off of the property, be released on the property in any way which would be in violation of any environmental laws or other laws or materially impact the value of such property. Any water released contrary to these provisions must be remediated and contained by Lessee and the leased premises must be restored by Lessee to its condition before such release. The obligations of Lessee hereunder shall survive the expiration or earlier termination, for any reason, of this lease.

5.	Clean up and Damages

a.	Lessee shall be liable for all damage caused by Lessee’s (or its agents or contractors) actions or omissions on the leased premises or operations relating to this Lease to any and all of the property of Lessor, including, but not limited to roads, fences, berms, bridges, erosion control devices, active quarry faces, livestock, growing crops, buildings and ground surfaces, and should such damage occur, Lessee agrees to either repair the same or to pay Lessor the cost and amount of such damage within thirty (30) days after written notice of the occurrence of such damage.

b.	Lessee agrees and obligates itself to conduct its operations upon the leased premises as a reasonable and prudent operator. All property used by Lessee shall be maintained in good order and appearance by painting, clearing and removing brush, trash, and scrap from the area at Lessee’s cost, and Lessee taking such other actions as are necessary to maintain said property in clean and neat appearance. In the event Lessee receives written notice from Lessor that Lessee has failed to maintain any portion of the leased premises that is the obligation of Lessee, and Lessee does not remedy the matter within thirty (30) days of receipt by Lessee of said written notice, then in addition to all other rights and remedies available to Lessor, Lessor shall have the right to perform such maintenance at Lessee’s expense, and Lessee shall repay upon demand all amounts so incurred by Lessor. All roads constructed by Lessee shall be maintained by Lessee at Lessee’s sole cost and expense.

c.	All trash, debris and drilling mud from Lessee’s operations shall be removed from the leased premises.

d.	Lessee has the right at any time during this lease or within 60 (days) after the expiration, termination or release of this Lease, or any part thereof, to remove, as applicable, all of its recoverable casing (except water well casing), machinery and fixtures unless specifically indicated otherwise herein including without limitation gates or road tiles. If Lessee fails to remove its property within the 60-day period, title to it shall become vested automatically in Lessor, free of all liens, or Lessor may remove such items at

EXHIBIT “B”

(Continued)

Lessee’s expense, at the sole option of Lessor. Lessee agrees to pay such charges within five (5) days of presentment by Lessor.

6.	Relocation of Pipelines

a.	Upon request of Lessor, Lessee agrees to relocate or cause any pipeline to be relocated at any time and from time to time to any other location or locations on the leased premises as specified by the Lessor provided said pipeline, as relocated, will connect with the wells or facilities as to which Lessee shall have perpetuated its right of ingress and egress pursuant to the terms and conditions hereof. Lessee agrees to relocate said pipeline and all improvements of Lessee thereon, including, without limitation, roads and fences, if any, of Lessee thereon as soon as reasonably possible and in any event within thirty (30) days after delivery of such written notice by or on behalf of Lessor to Lessee. The relocation set forth in Section 6(a) shall be at Lessor’s sole cost and expense if such pipeline is being relocated from a location previously approved by Lessor as required under this Lease.

b.	Additionally, upon request of Lessor in writing, Lessee at Lessee’s expense shall promptly relocate, bury and case all pipelines to the extent required in order to permit Lessor to comply with all applicable laws and all rules and regulations or governmental authorities having or asserting jurisdiction or concerning Lessor’s development of the surface or hard minerals of the leased premises.

7.	Injection wells

The leased premises shall not be used for the injection of salt water without the expressed written permission of Lessor.

8.	Seismic

Lessee must provide Lessor with five (5) business days notice before any seismic or other geological or geophysical operations involving explosives will be conducted on the leased premises. Lessor may object to and prevent such operations if Lessor reasonably believes such explosives could materially damage Lessor’s property or materially interfere with Lessor’s mining operations.

J.	LIMITED WARRANTY.

Lessor hereby warrants and agrees to defend title conveyed to Lessee hereunder, against anyone claiming by, through or under Lessor, but not otherwise.

K.	REGULATION OR DELAY.

The provisions of Section 11 of the lease shall apply to prevent termination of the lease only so long as (i) Lessee’s actions are those of a reasonably prudent operator, and (ii) such prevention or delay in no way arises from or relates to Lessee’s financial condition or lack of financial requirements. In addition, such avoidance of termination based upon causes of prevention or delays set forth in Section 11 of the lease (collectively, the “Delaying Causes”) shall not be available until Lessee provides Lessor with written notice of such Delaying Causes. Lessee agrees to provide Lessor with written notice with five (5) days of the date on which the Delaying Cause no longer exists.

L.	ASSIGNMENT.

Lessee shall not assign this Lease in whole or in part, without the prior written consent of Lessor, which consent shall not be unreasonably withheld. It is understood and agreed that Lessor’s rights granted herein shall not be exhausted upon the approval of any assignment by Lessor, and the terms of this provision, as well as the other provisions of this lease, shall apply to all assignees of all, or part, of this lease. If Lessee transfers its interest hereunder in whole or in part Lessee shall be relieved, upon Lessor’s written approval of such transfer in its sole discretion, of all obligations thereafter arising with respect to the transferred interest, and failure of the transferee to satisfy such obligations with respect to the transferred interest shall not affect the rights of Lessee with respect to any interest not so transferred. If Lessor’s approval is not obtained, such transfer shall not be void but Lessee shall remain obligated hereunder until such approval is obtained.

EXHIBIT “B”

(Continued)

M.	REPORTS AND INFORMATION.

Upon written request by Lessor, Lessee shall deliver promptly to Lessor, without cost, to the extent that same pertains to the leased premises or lands pooled therewith and is available to Lessee, a copy of all geophysical and land surveys and title opinions, abstracts, daily drilling reports, well logs or surveys, core records and analyses, production analyses, formation test results, well completion reports, well workover reports, gas-oil ratio reports, well history and performance reports, production reports, sales records, applications and reports made to any governmental agency or authority, and orders, rules or permits issued by any such agency or authority affecting the leased premises. Lessor shall have the right to inspect the operations of Lessee on or pertaining to the leased premises, and, upon request, Lessor shall be furnished with copies of all run tickets, meter runs, sales information, and such other information as may be appropriate to the settlement of accounts between Lessor and Lessee, or to determine the respective rights and obligations of said parties, or to enable Lessor to comply with applicable laws, rules or regulations of governmental authorities. However, Lessee shall not be in any manner whatsoever responsible or liable for the contents of the title opinions, land surveys, or abstracts, or other documents not prepared by Lessee or by an agent or contractor of Lessee. Lessor agrees to keep all such information or data provided by Lessee confidential until the earlier of (a) the release of such information by Lessee to the public, (b) the release of such information into the public domain by means other than unauthorized disclosure by Lessor or its agents, employees, representatives, accountants, attorneys, or others hired to review or verify such information, or (c) 5 years from the date such information was prepared; provided, however, Lessor may share such information with its agents, employees, representatives, accountants, lawyers, others hired to review or verify such information, any court of law or governmental body to the extent required by same, or as otherwise required by law, regulation or the rules of any security exchange. Lessee shall keep records (i) to the same extent as Lessor is required to keep records by applicable governmental law, rule, regulation, or ordinance, or (ii) which Lessor in its reasonable judgment believes is necessary to be kept as to the disposal and removal of any Hazardous Materials or other debris, wastes or trash as provided in Section H of Exhibit B or in Section I.4 and 5 of Exhibit B.

N.	REVIEW.

Lessor shall have the right to audit the accounts and records of Lessee, its successors and assigns, relating to the leased premises and to its operations under this lease. Such right shall be exercised by Lessor by giving Lessee reasonable notice and such audit shall be conducted only during normal business hours.

O.	INDEMNITY.

LESSEE SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LESSOR FROM AND AGAINST ANY AND ALL LIABILITY, LIENS, DEMANDS, JUDGMENTS, SUITS, ACTIONS, FINES, PENALTIES, COSTS, AND EXPENSES INCLUDING ATTORNEY FEES, AND CLAIMS OF ANY KIND OR CHARACTER ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO ANY OPERATION CONDUCTED BY LESSEE, OR ITS AGENTS, CONTRACTORS, EMPLOYEES, LICENSEES OR INVITEES, ON THE LEASED PREMISES UNDER THE TERMS OF THIS LEASE, INCLUDING, BUT NOT LIMITED TO, FOR INJURY OR DEATH OF ANY PERSONS, DAMAGE, LOSS OR DESTRUCTION OF ANY PROPERTY, REAL OR PERSONAL, REMEDIAL OBLIGATIONS, OR VIOLATION OF LAW, UNDER ANY THEORY OF TORT, CONTRACT OR STRICT LIABILITY AND EXPRESSLY INCLUDING LESSOR’S OWN NEGLIGENCE. LESSEE FURTHER COVENANTS AND AGREES TO DEFEND ANY SUITS BROUGHT AGAINST LESSOR ON ACCOUNT OF SAID CLAIMS AND TO PAY ANY JUDGMENTS AGAINST OR LOSSES OF LESSOR RESULTING FROM ANY SUCH SUIT OR SUITS TOGETHER WITH ALL COSTS AND EXPENSES RELATIVE TO ANY SUCH CLAIMS, INCLUDING ATTORNEY’S FEES. LESSOR SHALL HAVE THE RIGHT TO PARTICIPATE IN THE DEFENSE OF ANY SUIT OR CLAIM IN WHICH IT MAY BE A PARTY WITHOUT RELIEVING LESSEE OF ITS OBLIGATIONS HEREUNDER.

EXHIBIT “B”

(Continued)

THE FOREGOING INDEMNITY SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF LESSOR AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON LESSOR AS A RESULT OF ANY THEORY OF STRICT LIABILITY OR ANY OTHER DOCTRINE OF LAW, PROVIDED THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO ANY COSTS, EXPENSES, LOSSES OR LIABILITIES INCURRED BY LESSOR TO THE EXTENT PROXIMATELY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR. THE FOREGOING INDEMNITY SHALL SURVIVE ANY TERMINATION OF THIS LEASE AND SHALL INURE TO THE BENEFIT OF LESSOR, ANY AFFILIATE OF LESSOR, AND ALL OF THE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF LESSOR AND AFFILIATES OF LESSOR.

P.	INSURANCE.

Lessee agrees to maintain customary forms of insurance, including without limitation, commercial general liability ($1,000,000 each occurrence, limit $5,000,000 general aggregate), automobile liability ($1,000,000 combined single limit for bodily injury or property damage or $100,000 bodily injury per person/$300,000 bodily injury per accident/$50,0000 property damage), and workers compensation insurance as required by statute, and if the commercial general liability policy contains an exclusion for pollution or other environmental exposures, Lessee shall obtain and maintain pollution liability coverage ($1,000,000 per occurrence, with a deductible of not more than $100,000), to cover Lessee’s potential liability and any obligations under this lease and for any operations conducted by Lessee, or its agents, contractors, employees, licensees or invitees on the leased premises under the terms of this lease. Concurrently with the execution of this Lease, Lessee shall provide Lessor with a certificate of insurance (which may be in a short form), as appropriate, and which is in a form satisfactory to Lessor, and any new certificates to keep Lessor’s copy current. The insurance requirements will in no way limit Lessee’s liability under this Lease (including liability under the indemnification provisions set forth in paragraph O above).

Q.	DIVISION ORDERS.

Lessee’s division orders shall only contain those terms prescribed in the form of division order for oil in the Texas Natural Resources Code.

R.	BREACH OR DEFAULT.

1. The remedy to a final judicially determined breach or default includes Lessee’s payment of Lessor’s attorney’s fees and any other costs relating to such breach or default. In addition to any other remedy granted herein, if Lessee fails to remedy such breach or default within the thirty (30) day period or if such breach or default involves any environmental or regulatory issue, Lessor is hereby granted the right to remedy such breach or default after giving five (5) days notice of such intent. Lessee agrees to pay any and all costs and expenses incurred by Lessor within five (5) days of Lessor’s presentation to Lessee of same. However, if Lessee disputes such breach or default, it shall notify Lessor within the five (5) days notice period, after which Lessor may initiate litigation. If litigation is pursued and a final judicial determination is made in favor of Lessor, Lessee shall be liable for any and all damages and interest on all money expended by Lessor to remedy such breach or default (if applicable) at the higher of simple annual rate of 18%, or the highest rate allowed pursuant to applicable law.

2. If Lessor has given Lessee four (4) or more notices of breach or default within any eighteen-month period that Lessee has failed to comply with its obligations under this lease with respect to the leased premises or any Production Unit with respect to any matter, and Lessee has failed to comply, then Lessor may, at its election, notify Lessee that this lease is terminated as to the leased premises or all Production Units, effective thirty (30) days from receipt of such notice via hand-delivery or upon the first attempted delivery by certified mail.

S.	ANCILLARY RIGHTS.

In exploring, developing, producing or marketing from the leased premises or lands pooled or unitized therewith, the ancillary rights granted herein shall apply to the entire leased premises described in Paragraph 1 above, notwithstanding any partial release or other partial termination of this lease, but only to the extent (1) such rights were exercised and items were in existence at the time of such release or termination and

EXHIBIT “B”

(Continued)

continued use is necessary to continue operations on a Producing Unit, or (2) any other uses after such release or termination have been approved in writing by Lessor.

T.	WORKING INTEREST.

Lessor hereby retains the option to participate in any well drilled hereunder as a twenty percent (20%) working interest owner. Prior to commencing each well, Lessee shall provide Lessor with five (5) days notice in writing which includes reasonable detail to such proposed operations and costs. Lessor may elect within said five (5) days period to participate by telephoning Lessee at the number provided in such notice or by sending such election to Lessee via fax or hand delivery (notice is upon receipt by Lessee). Should Lessor elect to participate, the parties agree to enter into the AAPL Form 610 – 1989 Model Form Operating Agreement (“JOA”) attached hereto as Exhibit C for each well. Such JOA shall cover the entire Producing Unit for that well, if such Producing Unit is established. If Lessor elects not to participate in a well, Lessor shall have waived all rights to a working interest ownership in that well and the entire Producing Unit for that well, if such Producing Unit is established. However, Lessor’s rights to participate shall continue as to all other wells on the leased premises. However, Lessor shall not be responsible as a working interest owner to bear any percentage of costs or expenses related to Lessee’s breach or default of this lease as to any surface, environmental or regulation fees or damages hereunder. Lessor’s working interest participation shall be without warranty of title and should this lease be terminated or expire for any reason, Lessor shall have no obligation under the JOA to contribute such property thereunder. This paragraph shall control over any provision in the JOA in the event of any conflict.

U.	TIME OF THE ESSENCE.

Time is of the essence with respect to the performance by either party of the duties and obligations set forth herein.

V.	HEADINGS.

Headings of sections and paragraphs are included in this instrument for convenience of reference and shall in no way define, limit, extend or describe the scope or intent of any provision hereof. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

W.	BINDING EFFECT.

All the covenants and agreements of Lessee herein contained shall be deemed to be covenants running with Lessee’s interest in the leased premises. All of the provisions hereof shall inure to the benefit of Lessor and Lessee and their respective successors and assigns and shall be binding upon Lessor and Lessee and their respective successors and assigns.